EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission
Washington, DC

We consent to the use in this Registration Statement of China Solar & Clean Energy Solutions, Inc. on Form S-1 of our reports dated April 15, 2009 and dated March 28, 2008, except for Note 2 acquisition which is dated June 20, 2008 and Note 11 - net income per share and Note 17 - restatement which are dated October 17, 2008, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado
July 1, 2009